Exhibit 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES SECOND QUARTER 2007 DISTRIBUTION

AUSTIN, TEXAS June 27, 2007—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the second quarter of 2007.  The amount available for distribution will be $2,053,933 or $.432270 per Unit.  The second quarter distribution will be payable on July 9, 2007 to unitholders of record on June 29, 2007.

Gas revenues recorded by the Working Interest Owners on the Trust properties decreased from $2,512,488 in the first quarter of 2007 to $2,291,518 in the second quarter of 2007.  Natural gas volumes during the second quarter of 2007 decreased approximately 22% to 289,797 Mcf from 371,262 Mcf during the first quarter of 2007.  The decreases in natural gas revenues and volumes were primarily due to decreased production on East Cameron 371 and West Cameron 643, as both were shut in due to facility repairs during the second quarter of 2007, and on Ship Shoal 182/183, which experienced temporary high pipeline pressures that caused a reduction in the rate of production.  Production resumed on East Cameron 371 and West Cameron 643 in May 2007.  Gas production on Eugene Island 339 continues to remain shut in; however, completion of the connection to a third-party gas pipeline is expected by early July 2007.  Injection of produced gas on Eugene Island 339 is planned to continue until sales resume, which is expected to occur later in the third quarter of 2007.  The average price received for natural gas increased to $7.91 per Mcf in the second quarter of 2007 as compared to $6.77 per Mcf received in the first quarter of 2007.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties decreased 19% to $7,863,691 in the second quarter of 2007 from $9,699,483 in the first quarter of 2007.  Oil volumes during the second quarter of 2007 decreased 15% to 135,984 barrels, compared to 160,005 barrels of oil produced in the first quarter of 2007.  The decreases in revenue and production were due to the C-21 and B-7 wells on Eugene Island 339 being shut in for five days in April 2007 for repairs, as well as East Cameron 371 and West Cameron 643 being shut in for repairs during the second quarter of 2007.  The average price received for oil decreased 5% to $57.83 per barrel in the second quarter of 2007 from $60.62 per barrel in the first quarter of 2007.

The Trust’s share of capital expenditures decreased by $692,356 in the second quarter of 2007 to $241,184, as compared to $933,540 in the first quarter of 2007.  The Trust’s share of operating expenses decreased by $328,553 in the second quarter of 2007 to $1,507,243 as compared to $1,835,796 for the first quarter of 2007.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a net release of $304,473 from the Trust’s Special Cost Escrow Account in the second quarter of 2007, bringing the Trust’s Special Cost Escrow balance to $7,343,722 as of the end of the Trust’s second quarter.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2006 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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